EXHIBIT 99.1

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2012 RESULTS

Reports quarterly revenue of $236 million, up 7% year-over-year

Adjusted EPS of $0.11 vs. $0.03 prior year

SAN DIEGO — (August 2, 2012) — AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced second quarter 2012 financial results which exceeded the Company’s guidance. Second quarter financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2012	% Chg Q2 2011	% Chg Q1 2012	YTD June 30, 2012	% Chg June 30, 2011
Revenue	$235.8	7%	4%	$462.2	6%
Gross profit	$67.0	11%	6%	$130.2	6%
Net income (loss) from continuing operations	$(0.1)	NM	NM	$3.4	45%
Diluted EPS from continuing operations	$0.00	NM	NM	$0.07	40%
Adjusted EBITDA*	$18.2	23%	4%	$35.7	11%
Adjusted EPS from continuing operations*	$0.11	267%	NM	$0.20	150%

*	See notes (2) and (4) under “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

NM – Not meaningful

•

The Company experienced second quarter sequential revenue growth and gross margin improvement across all business segments, reflecting continued successful execution in its core staffing and recruitment services and workforce solutions strategy.

•

Revenue for Nurse and Allied Healthcare Staffing, AMN’s largest segment, was up 13% year-over-year and 3% sequentially due primarily to double-digit volume growth over prior year in both the travel nurse and allied staffing businesses.

•	The Locum Tenens Staffing segment experienced strong year-over-year and sequential improvement in gross margin.

•	Physician Permanent Placement Services second quarter revenue and placements were up year-over-year and sequentially on growth in new searches and placements.

•	Second quarter consolidated gross margin of 28.4% increased by 110 basis points from the prior year on improved bill to pay spreads.

•	During the second quarter, the Company successfully refinanced its existing credit facilities which resulted in a lower average cost of debt, extended maturity, and improved covenant structure.

•	Cash flow from operations was $21 million, enabling the Company to accelerate payments on its outstanding debt.

“AMN Healthcare continues to further differentiate itself with clients through our innovative healthcare workforce solutions and staffing services which help providers cost effectively achieve excellence in patient care. Our clients are seeing the value in these services, as we continue to win and implement new managed services programs and other workforce solutions contracts,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare.

“In the second quarter, we experienced solid performance with revenues and gross margins up sequentially across all business segments as a result of the improved demand environment and solid everyday execution by our sales and operations team. With the impact of healthcare reform and the aging population, severe healthcare workforce shortages are expected to materialize over the next few years resulting in more significant demand for recruitment and staffing services. To meet our clients’ needs and deliver continued industry-leading performance, we are increasing our investment in our strategic workforce solutions and new candidate recruitment initiatives,” added Salka.

Second Quarter 2012 Results

For the second quarter of 2012, the Company generated consolidated revenue of $236 million, an increase of 7% from the same quarter last year and 4% sequentially. Second quarter revenue for the Nurse and Allied Healthcare Staffing segment was $159 million, up 13% from the same quarter last year and 3% sequentially. The Locum Tenens Staffing segment generated revenue in the second quarter of $68 million, a decrease of 5% from the same quarter last year and an increase of 6% sequentially. Second quarter Physician Permanent Placement Services segment revenue was $10 million, an increase of 1% from the same quarter last year and 6% sequentially. Excluding the impact of the prior year adoption of a new revenue recognition accounting standard, revenue for this segment increased 10% year-over-year.

Gross margin in the second quarter of 28.4% was higher by 110 basis points from the same quarter last year and 50 basis points compared to the previous quarter. The increase in gross margin was due primarily to higher bill to pay spreads in the Locum Tenens Staffing and Nurse and Allied Healthcare Staffing segments.

SG&A expenses for the second quarter of 2012 were $50 million, representing 21.3% of revenue compared to 21.8% of revenue in the same quarter last year and 20.8% of revenue in the prior quarter. The decrease compared to the same quarter last year was due primarily to the absence of integration-related expenses associated with the Medfinders acquisition and improved SG&A leverage, offset by increased spending in support of revenue growth and candidate recruitment and workforce solutions initiatives. The increase compared with the prior quarter was due primarily to a refund received in the prior quarter from the California Employment Development Department.

In the second quarter, the Company refinanced its debt and charged to interest expense $8.6 million of non-cash deferred costs associated with the previous credit facilities and a $1.2 million pre-payment penalty.

Second quarter 2012 GAAP net income per diluted common share from continuing operations was $0.00. Excluding the one-time costs associated with the debt refinancing, adjusted earnings per diluted common share from continuing operations was $0.11.

As of June 30, 2012, cash and cash equivalents totaled $15 million and total debt outstanding, net of discount, was $194 million. Second quarter 2012 cash flow from operations was $21 million and capital expenditures were $1 million. The Company made $4 million in voluntary debt prepayments during second quarter 2012, and made an additional $20 million in voluntary debt prepayments thus far during the third quarter.

Business Trends and Outlook

The Company expects third quarter consolidated revenue to be between $236 million and $240 million, representing year-over-year revenue growth of 3% to 5%. Gross margin is expected to be approximately 28.0% to 28.5%. SG&A expenses as a percentage of revenue is expected to remain consistent with second quarter of 2012 including approximately $1 million of expenses related to strategic initiatives to expand our future candidate supply and new workforce solutions. Adjusted EBITDA margin is expected to be approximately 7.5%.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is healthcare’s workforce innovator, providing a broad spectrum of workforce solutions and staffing services to the nation’s healthcare facilities. As the innovative workforce solutions partner, AMN’s managed services programs, recruitment process outsourcing and consulting services enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. AMN achieves unparalleled access to the largest network of clinically advanced healthcare professionals through its innovative recruitment strategies and breadth of career opportunities offered to clinicians. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups and many other healthcare settings. For more information, visit http://www.amnhealthcare.com.

Conference Call on August 2, 2012

AMN Healthcare Services, Inc.’s second quarter 2012 conference call will be held on Thursday, August 2, 2012, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on August 2, 2012, and can be accessed until 11:59 p.m. Eastern Time on August 23, 2012, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 253768.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”), and may be different from non-GAAP measures, or may be calculated differently than other similarly title captioned non-GAAP measures, reported by other companies. A reconciliation of non-GAAP measures identified in this release may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://www.amnhealthcare.com/investors. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding 2012 third quarter revenue, revenue growth, gross margin, SG&A, and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates, “ variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other periodic reports as well as its current and other reports filed with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Revenue	$235,786	$220,602	$226,412	$462,198	$436,407
Cost of revenue	168,813	160,429	163,198	332,011	313,534

Gross profit	66,973	60,173	63,214	130,187	122,873

	28.4%	27.3%	27.9%	28.2%	28.2%
Operating expenses:
Selling, general and administrative	50,304	48,188	47,176	97,480	96,908
	21.3%	21.8%	20.8%	21.1%	22.2%
Depreciation and amortization	3,552	4,086	3,695	7,247	8,558

Total operating expenses	53,856	52,274	50,871	104,727	105,466

Income from operations	13,117	7,899	12,343	25,460	17,407

Interest expense, net (including loss on debt extinguishment of $9,815 for the three and six months ended June 30, 2012)	13,590	5,585	5,533	19,123	11,090

Income (loss) from continuing operations before income taxes	(473)	2,314	6,810	6,337	6,317
Income tax (benefit) expense	(392)	1,702	3,357	2,965	3,989

Income (loss) from continuing operations	(81)	612	3,453	3,372	2,328
Income from discontinued operations, net of tax	0	201	823	823	741

Net income (loss)	$(81)	$813	$4,276	$4,195	$3,069

Basic income (loss) per common share from:
Continuing operations	$0.00	$0.02	$0.07	$0.07	$0.05
Discontinued operations	0.00	0.00	0.02	0.02	0.02

Net income (loss)	$0.00	$0.02	$0.09	$0.09	$0.07

Diluted income (loss) per common share from:
Continuing operations	$0.00	$0.01	$0.07	$0.07	$0.05
Discontinued operations	0.00	0.01	0.02	0.02	0.02

Net income (loss)	$0.00	$0.02	$0.09	$0.09	$0.07

Weighted average common shares outstanding:
Basic	40,810	39,629	40,576	40,695	39,436

Diluted	40,810	45,981	46,164	46,317	45,912

Other comprehensive income (loss)	33	(1)	(43)	(10)	(2)

Comprehensive income (loss)	$(48)	$812	$4,233	$4,185	$3,067

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share and operating data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Revenue
Nurse and allied healthcare staffing	$158,615	$140,029	$153,886	$312,501	$274,803
Locum tenens staffing	67,592	71,098	63,509	131,101	141,287
Physician permanent placement services	9,579	9,475	9,017	18,596	20,317

	$235,786	$220,602	$226,412	$462,198	$436,407

Reconciliation of Non-GAAP Items:
Segment operating income(1)
Nurse and allied healthcare staffing	$18,444	$14,420	$17,077	$35,521	$29,539
Locum tenens staffing	6,091	5,465	4,416	10,507	11,476
Physician permanent placement services	1,890	2,511	1,706	3,596	6,328

	26,425	22,396	23,199	49,624	47,343
Unallocated corporate overhead	8,179	7,506	5,732	13,911	15,200

Adjusted EBITDA(2)	18,246	14,890	17,467	35,713	32,143
Adjusted EBITDA margin(3)	7.7%	6.7%	7.7%	7.7%	7.4%

Depreciation and amortization	3,552	4,086	3,695	7,247	8,558
Stock-based compensation	1,577	1,714	1,429	3,006	3,696
Acquisition related costs	0	1,191	0	0	2,482
Interest expense, net	13,590	5,585	5,533	19,123	11,090

Income (loss) from continuing operations before income taxes	(473)	2,314	6,810	6,337	6,317
Income tax (benefit) expense	(392)	1,702	3,357	2,965	3,989

Net income (loss) from continuing operations	(81)	612	3,453	3,372	2,328
Net income from discontinued operations	0	201	823	823	741

Net income (loss)	$(81)	$813	$4,276	$4,195	$3,069

GAAP based diluted net income (loss) per share (EPS) from continuing operations	$0.00	$0.01		$0.07	$0.05
Adjustments:
Debt refinancing	0.11	0.00		0.13	0.00
Acquisition related costs	0.00	0.02		0.00	0.03

Adjusted diluted EPS from continuing operations(4)	$0.11	$0.03		$0.20	$0.08

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Gross Margin
Nurse and allied healthcare staffing	26.7%	25.8%	26.4%	26.6%	26.6%
Locum tenens staffing	27.9%	25.5%	27.1%	27.5%	25.8%
Physician permanent placement services	59.9%	62.4%	59.5%	59.7%	64.7%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment(5)	5,592	5,161	5,443	5,518	5,108
Revenue per traveler per day(6)	$311.70	$298.16	$310.68	$311.20	$297.23
Gross profit per traveler per day(6)	$83.32	$76.95	$81.99	$82.66	$79.19

Locum tenens staffing
Days filled(7)	46,752	50,833	45,990	92,742	100,294
Revenue per day filled(7)	$1,445.76	$1,398.66	$1,380.93	$1,413.61	$1,408.73
Gross profit per day filled(7)	$402.84	$356.38	$374.92	$388.99	$364.10

(1)	Segment operating income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead, stock-based compensation expense, acquisition related costs, and net income from discontinued operations, net of tax. Management believes that Segment operating income is an industry wide financial measure that is useful both to management and investors when evaluating the Company’s performance. Management also uses Segment operating income for making financial decisions and allocating resources. Segment operating income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.
(2)	Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, stock-based compensation expense and net income from discontinued operations, net of tax. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income (loss) as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the Company’s performance. Management also uses adjusted EBITDA for making financial decisions and allocating resources. Management uses adjusted EBITDA to evaluate the Company’s performance because it believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Adjusted EPS from continuing operations represents GAAP EPS from continuing operations excluding the impact of debt refinancing and acquisition related costs. Average diluted shares outstanding for the second quarter 2012 used in the calculation of adjusted diluted earnings per share were 46.4 million. Management presents adjusted EPS from continuing operations because it believes that adjusted EPS from continuing operations is a useful supplement to diluted net income per share from continuing operations as an indicator of operating performance. Management believes such a measure provides a picture of the company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS from continuing operations). As defined, adjusted EPS from continuing operations is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes some of the items excluded from adjusted EPS from continuing operations are not indicative of the company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EPS from continuing operations as an operating performance measure in conjunction with GAAP measures such as GAAP EPS from continuing operations.
(5)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(6)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the Company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.
(7)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the Company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30, 2012	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$15,498	$4,901	$3,962
Accounts receivable, net	136,535	141,615	146,654
Accounts receivable, subcontractor	21,996	23,340	22,497
Prepaid expenses	7,301	8,298	5,691
Income taxes receivable	3,105	3,606	3,372
Deferred income taxes, net	14,833	13,213	19,335
Other current assets	5,855	6,878	3,652
Assets held for sale	0	0	7,310

Total current assets	205,123	201,851	212,473
Restricted cash, cash equivalents and investments	18,335	18,241	18,244
Fixed assets, net	15,248	15,918	16,863
Deposits and other assets	18,872	20,638	19,329
Deferred income taxes, net	2,166	2,166	1,823
Goodwill	123,324	123,324	123,324
Intangible assets, net	140,137	141,825	143,575

Total assets	$523,205	$523,963	$535,631

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$330	$1,225	$3,515
Accounts payable and accrued expenses	50,711	51,417	49,809
Accrued compensation and benefits	43,023	43,717	43,649
Revolving credit facility	0	0	3,000
Current portion of notes payable	20,000	2,000	28,125
Deferred revenue	1,782	1,635	2,155
Other current liabilities	5,181	5,539	8,313
Liabilities related to assets held for sale	0	0	1,486

Total current liabilities	121,027	105,533	140,052

Notes payable, less current portion and discount	173,721	190,994	174,198
Other long-term liabilities	62,567	62,775	61,646

Total liabilities	357,315	359,302	375,896

Preferred stock	24,054	24,076	24,076

Stockholders’ equity	141,836	140,585	135,659

Total liabilities and stockholders’ equity	$523,205	$523,963	$535,631

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Net cash provided by operating activities	$20,997	$2,354	$9,553	$30,550	$7,918
Net cash provided by (used in) investing activities	(1,031)	1,955	7,352	6,321	268
Net cash used in financing activities	(9,402)	(318)	(15,923)	(25,325)	(2,143)
Effect of exchange rates on cash	33	(1)	(43)	(10)	(2)

Net increase in cash and cash equivalents	10,597	3,990	939	11,536	6,041
Cash and cash equivalents at beginning of period	4,901	3,934	3,962	3,962	1,883

Cash and cash equivalents at end of period	$15,498	$7,924	$4,901	$15,498	$7,924